May 7, 1996





LIVE Entertainment Inc.
15400 Sherman Way, Suite 500
P.O. Box 10124
Van Nuys, California 91410-0124

          Re:  300,000 Shares of Common Stock, $.01 par value
               Registration Statement on Form S-8

Ladies and Gentlemen:

          We refer to the Registration Statement on Form S-8 dated May 7, 1996 (the "Registration Statement") being filed by LIVE Entertainment, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") relating to the registration under the Securities Act of 1933, as amended, of 300,000 shares of Common Stock, par value $.01 per share (the "New Shares"), of the Company in connection with an amendment to the Company's 1988 Stock Option and Stock Appreciation Rights Plan (the "Plan").

          We have acted as special counsel to the Company in connection with the Plan and the proposed issuance and sale of the New Shares and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. In addition, we have examined the originals, or photocopies, of such other corporate records of the Company, certificates of public officials and of officers of the Company and such agreements, instruments and other documents as we have deemed necessary as a basis for the opinions expressed below. As to the questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon a certificate of the Company or its officers or of public officials.

          Based on the foregoing, we are of the opinion that:

          1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

          2. The New Shares will be, when (i) issued in accordance with the terms and conditions of the Plan, (ii) payment of the exercise price for purchase of the New Shares is received by the Company and (iii) certificates therefor are duly executed, countersigned, registered and duly delivered to the option holder upon exercise of options granted under the Plan, legally issued, fully paid and nonassessable.

          We do not find it necessary for purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or "Blue Sky" laws of the various states to the sale of the New Shares. This opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration
Statement.

                                   Very truly yours,

                                   /s/ SIDLEY & AUSTIN